UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007

ADVANCE NANOTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	011-15499	20-1614256

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Lexington Avenue, 29th Floor, New York, NY	10022

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 583-0080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Advance Nanotech, Inc (the "Registrant") announced today that its majority owned subsidiary, Owlstone Nanotech, Inc (the "Issuer") is commencing a self-directed private placement of up to 8,500,000 shares of its common stock, par value $0.001 per share, at an offering price of $1.00 per share. The offering will commence on June 1, 2007 and will terminate on September 28, 2007. The proceeds of the offering will be used for working capital and general corporate purposes, including further development of the Issuer’s chemical detection products.

The Registrant has the right to participate in the share offering up to the maximum number of shares unsold remaining in the Offering at the time the Registrant subscribes to the offering. The Registrant currently owns 9,519,026 shares of a total issued and outstanding balance of 15,044,605 shares of the Subsidiary, or approximately 63.27%. If the Subsidiary raises the maximum under the total share offering and the Registrant does not participate in the share offering, the Registrant’s ownership would be approximately 37.1% on a fully diluted basis.

The Owlstone shares of common stock being offered in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE NANOTECH, INC.

By:	/s/ Antonio Goncalves, Jr.
Antonio Goncalves, Jr.
Chief Executive Officer
Dated: June 1, 2007

3